EXHIBIT 99.6
CONSENT OF PERSON NAMED AS
ABOUT TO BECOME A DIRECTOR
     Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named as a person about to become a director of Fidelity National Title Group, Inc., a Delaware corporation, in its Registration Statement on Form S-1 of the Company (File No. 333-126402) and any amendments thereto.

/s/ General William Lyon
General William Lyon

Dated: August 16, 2005